Exhibit 99.1

Social Life Network (OTC: WDLF) 10-K Recap and 2021 Growth Plans

LOS ANGELES, CA / April 7, 2021 / Social Life Network, Inc. (OTC: WDLF) a Tech Business Incubator, provided shareholders with a video update on April 5th, following their 2020 Form 10-K filing on March 31st. The update included the following topics relating to the Company’s 2020 achievements, and its 2021 growth plans. The shareholder video update can be viewed by visiting https://www.SocialNetwork.ai/podcast

Topics discussed in the shareholder update were:

10-K review:

●	Business model as a Tech Business Incubator (TBI) and how Social Life Network generates revenue and value from their ten TBI licensees;
●	2020 financial overview, including the reduction of annual expenses from $4.85M in 2018, to $3.59M in 2019, to $536K in 2020;
●	All convertible debt from 2019 and 2020 was completely retired by Q1 of 2021;
●	MjLink debt owed to the Company of $364,688 was paid in full during Q1 of 2021;

TBI licensee update:

●	MjLink progress overview for their Reg A pre-IPO
●	HuntPost and LikeRE preparing for a Reg A pre-IPO offerings, and both companies will begin a podcast series in April to educate shareholders on growth and Reg A progress.
●	RacketStar, GolfLynk, FutPost and CycleFans will begin a podcast series in the coming weeks to educate shareholders on their 2021 growth plans.
●	TBI Licensee agreements were changed for 2021 so that each licensee will generate more revenue for Social Life Network, than the previous licensing agreements for 2020.
●	The launch of three new networks in Q2 of 2021, for Motor Sports, Space, and the RV industries, with launch dates TBD.

“We are happy to report a tremendous year of growth in 2020,” said CEO Ken Tapp. “The tech companies in our incubator program saw a substantial increase in user growth during 2020, in part due to social distancing measures carried out worldwide. We significantly strengthened our balance sheet by eliminating all debt that we accumulated in 2018, 2019 and 2020, while managing to reduce our annual expenses by 89% from $4.85M in 2018 to just $536,507 in 2020. Management expects 2021 to be a breakthrough year for the company and its shareholders.”

“Director Todd Markey, goes on to say: “Now that our convertible debt has been completely eliminated, as well as our success in getting MjLink.com, Inc. qualified for a Regulation A Tier 2 pre-IPO offering in late 2020, we hope that our shareholders have now developed a much greater sense of confidence with management’s ability to continued growth in 2021, and beyond.”

The Company has planned a shareholder update podcast series that will run twice a week on Monday and Thursday, starting April 12th and ending May 27th. The 14 schedule podcasts will be preceded by weekly press releases that will announce the time and topics of each event.

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that leverages blockchain technology to increase speed, security and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed startups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder update podcasts @ www.SocialNetwork.ai/podcast

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future. No information in this press release should be construed as any indication whatsoever of our future revenues, results of operations, or stock price.

Todd Markey

Investor Relations

Social Life Network, Inc.

ir@socialnetwork.ai

1-855-933-3277